Exhibit 4.3

AFFIRMATION OF GUARANTOR

The undersigned has guaranteed obligations of Hertz (UK) Limited, a corporation organized under the laws of England (the “Obligor”) to Lombard North Central Plc (the “Bank”) pursuant to the terms of a certain Guarantee dated as of December 21, 2007 (the “Guarantee”).  The undersigned acknowledges that it has received copies of a certain Override Agreement dated as of March  2008 and a certain Letter of Understanding dated as of August 18, 1997 (the “Documents”) that would give effect to a certain committed vehicle leasing facility for the Obligor referenced in the Guarantee.  The undersigned agrees and acknowledges that by and subject to the terms and conditions of the Guarantee the undersigned continues to guarantee obligations of the Obligor to the Bank under the Guarantee including without limitation relating to the Documents, subject to the limitations, as applicable, in the Guarantee.  The undersigned hereby confirms that the Guarantee remains in full force and effect, enforceable against the undersigned in accordance with its terms and as set forth herein.

Dated as of 25 March, 2008.

HERTZ INTERNATIONAL, LTD.

By	/s/ JIM MCGILL

And By	/s/ NUNS MOODLIAR